                                                                     EXHIBIT 1.1

                            [RODMAN & RENSHAW LOGO]
               Serving Emerging Growth Sectors For over 50 Years

Kenneth Moch                                                       June 15, 2004
President
Alteon Inc.
6 Campus Drive
Parsippany, NJ 07054

Dear Mr. Moch:

      The purpose of this letter agreement (the "Agreement") is to set forth the terms and conditions pursuant to which Rodman & Renshaw, LLC ("R&R") shall introduce Alteon Inc. (the "Company") to one or more investors in connection with the an offering of securities (the "Securities") of the Company which is consummated on or before July 15, 2004 (the "Offering"). The terms of such Offering and the Securities shall be mutually agreed upon by the Company and the investor(s). Until June 30, 2004, the Company shall not offer any of its securities to any investors other than those introduced to it by R&R or such other investors as are identified on a list delivered by the Company to R&R (the "Additional Investors") within 2 days after the date of this Agreement. The Company shall have the right, in its sole discretion, to reject or cut back any order or any offer to purchase shares, or otherwise to postpone, modify or abandon the Offering. The identities of the investors to which R&R introduces the Company shall be proprietary information of R&R and shall not be divulged to third parties by the Company, nor used by the Company outside the scope of R&R's engagement as described herein.

      The parties hereto hereby agree that the Company shall pay to R&R the fees and compensation set forth below if there is any financing of equity or debt (including without limitation the Offering) or other capital raising activity of the Company (a "Financing") which is consummated on or before July 15, 2004 with a Qualified Investor. As used herein, "Qualified Investor" shall mean any investor named on a list delivered by R&R to the Company within 2 days after the date of this Agreement (the "R&R Investors") or any other investor to whom the Company was introduced by R&R or who was contacted by R&R pursuant to this Agreement, with whom, in either case, the Company has never had conversations. Under no circumstances will any of the Additional Investors be deemed to be Qualified Investors.

      In consideration of the services rendered by R&R under this Agreement, the Company agrees to pay R&R the following fees and other compensation:

      (a) A cash fee payable immediately upon the closing of any portion of any Financing which is consummated on or before July 15, 2004 (including without limitation the Offering) (such Financing being referred to as a "Qualified Financing") equal to 5% of the aggregate cash capital received by the Company at such closing from Qualified Investors and 2.5% of the aggregate cash capital received by the Company at such closing from the Additional Investors (except as otherwise provided on the list of Additional Investors).

      (b) 5% warrant coverage (with an exercise price of 130% of the price paid by Qualified Investors and a term of 5 years) of the total number of shares sold to Qualified Investors, which warrants shall have piggy-back registration rights and a cashless exercise provision and will be subject to Rule 2710(g)(1) of the NASD Conduct Rules. The warrants will be restricted from sale, transfer, assignment,

                         330 Madison Avenue, 27th Floor
                               New York, NY 10017
            or hypothecation for a period of six months from the closing date of the Offering except to officers or partners (not directors) of R&R pursuant to Rule 2710(c)(7)(A) of the NASD Conduct Rules.

      (c) Reimbursement of reasonable and documented out-of-pocket expenses of up to $15,000.

      (d) All amounts payable hereunder shall be paid to R&R out of an attorney escrow account at the closing or by such other means acceptable to R&R.

      Except as provided above, no fees or other compensation shall be payable to R&R by the Company with respect to cash received in the Offering or other Financing from an investor who is not a Qualified Investor.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal courts sitting in the Southern District of New York, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful. The Company shall indemnify R&R against any liabilities arising under the Securities Act of 1933, as amended, attributable to any material information supplied or omitted to be supplied to any investor by the Company pursuant to this Agreement.

      R&R hereby covenants and agrees with the Company as follows:

            (a) Without the written consent of the Company, it will not deliver to any investor or proposed investor or any other party any sales literature or other material concerning the Offering, the Company or the Securities

            (b) It will deliver or cause to be delivered to each offeree such materials as the Company shall reasonably request.

            (c) It is a licensed broker-dealer under applicable federal and state law.

            (d) It will not contact any proposed investor that is not an R&R Investor without the prior written consent of the Company.

      This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. Alteon's execution of this Agreement is subject to the approval of its Board of Directors and this Agreement shall not be binding upon Alteon until it is approved by such Board of Directors. This Agreement may be modified only in writing signed by the party to be charged hereunder.

      If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

                                                       Very truly yours,
                                                       RODMAN & RENSHAW, LLC

Agreed to and accepted                                 By: /s/ John Borer
as of the date first written above:                        -----------------
                                                           Name:  John Borer
ALTEON INC.                                                Title: President

By:   /s/ Kenneth I. Moch
      -------------------
Name: Kenneth I. Moch
Title: President & CEO

                                       3